Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 21 to the Schedule 13D originally filed on April 6, 1999 (including additional amendments thereto) with respect to the Common Stock of Landry’s Restaurants, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 4, 2009

/s/ Tilman J. Fertitta
Tilman J. Fertitta

FERTITTA GROUP, INC.

By:	/s/ Tilman J. Fertitta
	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President